Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Broadcom Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	9,403,997	$959.61	$9,024,169,561.17	0.00014760	$1,331,967.43
Total Offering Amounts							$1,331,967.43
Total Fee Offsets							–
Net Fee Due							$1,331,967.43

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Broadcom Inc., a Delaware corporation (the “Registrant”), which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)
Represents (i) the aggregate number of shares of Common Stock issuable upon the vesting or settlement, as applicable, of VMware, Inc. (“VMware”) equity awards, which equity awards were assumed and converted into equity awards in respect of Common Stock in connection with the completion of certain transactions for the acquisition of VMware pursuant to the Merger Agreement, dated as of May 26, 2022, by and among the Registrant, VMware, Verona Holdco, Inc., Verona Merger Sub, Inc., Barcelona Merger Sub 2, Inc., and Barcelona Merger Sub 3, LLC (the “Merger Agreement”) and (ii) the aggregate number of shares of Common Stock available for issuance under the VMware Amended and Restated 2007 Equity and Incentive Plan, as amended (as adjusted to reflect the transactions contemplated under the Merger Agreement), assumed by the Registrant in connection with the transactions contemplated under the Merger Agreement.

(3)
Estimated solely for purpose of calculating the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on November 16, 2023 (rounded up to the nearest cent).